EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	April 21, 2003
Contact:	Hope Attenhofer
Title:	Director of Marketing
Phone:	(559) 782-4900 or (888) 454-BANK
NASDAQ Symbol:	BSRR
Website Address:	www.sierrabancorp.com

SIERRA BANCORP

ANNOUNCES RECORD EARNINGS

FOR FIRST QUARTER 2003

PORTERVILLE, CA ––

James C. Holly, President & CEO of Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra, today announced consolidated net income of $2.5 million, or $0.25 per diluted share, for the quarter ended March 31, 2003. This is the highest quarterly net income ever achieved by Sierra Bancorp, and represents a 13.1% increase over earnings of $2.2 million, or $0.23 per diluted share, for the first quarter of 2002. Sierra Bancorp’s return on average assets and return on average equity were 1.46% and 18.76% for the first quarter of 2003, compared to 1.35% and 18.58% for the comparable period in the prior year. “When viewed together with the results of operations for the past several years, this performance is further evidence of our unswerving efforts to provide the highest return to our shareholders consistent with sound banking practices,” declared Mr. Holly.

“We have maintained a strong net interest margin exceeding 5.5% for the past year, and tax strategies implemented in 2002 have also contributed to the Company’s bottom line,” explained Mr. Holly. He also noted that although the Company’s loan loss provision was $200,000 lower in the first quarter of 2003 than in the first quarter of 2002, total non-interest expenses increased. “The savings from the Company’s conversion to in-house item processing is now evident, however other non-interest expenses increased substantially,” stated Mr. Holly. “Management continues to carefully review all expenses,” he explained, “and much of this increase can be justified as positioning the Company for future growth, or represents expenses that are not likely to be reflected in subsequent quarters.”

Total assets increased to $693 million at March 31, 2003 from $665 million at March 31, 2002. Most of the asset growth was centered in loan balances, which increased by about $21 million. However, approximately $16 million in relatively low-yielding overnight investments was shifted into more productive assets. Since the end of March 2002, the Company purchased $13 million of bank-owned life insurance and added $3 million to its investment in low-income housing tax credit funds, which together account for the bulk of the increase in other assets. Deposit balances increased by $33 million from the end of March 2002 to the end of March 2003. Time deposit balances actually fell, while non-interest demand deposits increased by $34 million, money market accounts increased by $22 million, and savings deposits increased by $7 million.

Sierra Bancorp’s total capital at March 31, 2003 was $55 million, compared to $48 million at March 31, 2002. In addition, the Company had $15 million in Trust-Preferred Securities at the end of the first quarter of 2003 and 2002 that is included as capital when calculating regulatory capital ratios. Book value per share was $5.93 at March 31, 2003, compared to $5.16 at March 31, 2002. “Bank of the Sierra commenced operations 25 years ago with just $1.5 million in capital, and almost all of the growth since then has been generated internally,” explained Mr. Holly. He added, “our current capital base provides a solid foundation for selective branch expansion within our current geographic footprint, and in fact we have already received regulatory approval for a new branch in North Fresno that we anticipate opening in June of this year.”

Non-performing assets were $8.6 million at March 31, 2003, approximately $1 million higher than non-performing assets at December 31, 2002 but about $1 million lower than the $9.6 million in non-performing assets at March 31, 2002. The increase relative to year-end represents a single lending relationship that management expects to resolve and have back on accrual during the second quarter of 2003. The Company’s allowance for loan losses stood at $5.9 million, or 1.17% of outstanding gross loans, at March 31, 2003, as compared to $5.4 million and 1.10% of such loans at the end of the first quarter of 2002.

Sierra Bancorp is the holding company for Bank of the Sierra, the largest independent bank headquartered in the South San Joaquin Valley. The Bank operates sixteen branch offices, as well as two agricultural credit centers and a bank card center. More information about Bank of the Sierra is available on the Bank’s web site, www.bankofthesierra.com.

This press release includes unaudited financial data concerning Sierra Bancorp’s consolidated balance sheets and statements of income, which may differ from audited annual statements filed with applicable regulators and licensing entities. For detailed, audited financial data, the reader should refer to the Company’s Annual Report on Form 10-K. This press release may also include forward-looking statements that involve inherent risks and uncertainties. Sierra Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in any forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which the Company operates, inflation or deflation, fluctuations in interest rates, legislation and governmental regulation. Additional risk factors are discussed in the Company’s Annual Report on Form 10-K.

SIERRA BANCORP

CONSOLIDATED STATEMENT OF CONDITION

(dollars in thousands, unaudited)

			Change
	03/31/2003	03/31/2002	$		%
ASSETS
Cash and Due from Banks	$43,132	$34,859		$8,273	23.7%
Securities and Fed Funds Sold	89,317	112,120	-$	22,803	-20.3%
Loans (Net of Reserves)	504,305	482,975		$21,330	4.4%
Bank Premises & Equipment	17,272	14,333		$2,939	20.5%
Other Assets	38,904	20,732		$18,172	87.7%

Total Assets	$692,930	$665,019		$27,911	4.2%

LIABILITIES & CAPITAL
Demand Deposits	$168,338	$133,936		$34,402	25.7%
Time & Savings Deposits	431,629	433,263	-$	1,634	-0.4%

Total Deposits	599,967	567,199		$32,768	5.8%
Other Liabilities	38,065	50,137	-$	12,072	-24.1%
Total Capital	54,898	47,683		$7,215	15.1%

Total Liabilities & Capital	$692,930	$665,019		$27,911	4.2%

CONSOLIDATED STATEMENT OF INCOME

(dollars in thousands except per share data, unaudited)

	3-Month Period Ended:		Change
	03/31/2003	03/31/2002	$		%
Interest Income	$10,138	$10,384	-$	246	-2.4%
Interest Expense	1,934	2,407	-$	473	-19.7%

Net Interest Income	8,204	7,977		$227	2.8%
Non-Interest Income	2,203	2,108		$95	4.5%

Total Income	10,407	10,085		$322	3.2%
Provision for Loan Losses	400	600	-$	200	-33.3%
Non-Interest Expense	6,780	6,126		$654	10.7%

Income Before Taxes	3,227	3,359	-$	132	-3.9%
Provision for Income Taxes	756	1,174	-$	418	-35.6%

Net Income	$2,471	$2,185		$286	13.1%

Wtd. Avg. Shares Outstanding	9,253,137	9,217,732
Wtd. Avg. Diluted Shares Outstanding	9,866,569	9,455,003
Net Income Per Basic Share	$0.27	$0.24		$0.03	12.7%
Net Income Per Diluted Share	$0.25	$0.23		$0.02	8.4%

KEY FINANCIAL RATIOS	3-Month Period Ended:
	03/31/2003	03/31/2002
Return on Average Equity	18.76%	18.58%
Return on Average Assets	1.46%	1.35%
Net Interest Margin (Tax-Equiv.)	5.69%	5.65%
Efficiency Ratio (Tax-Equiv.)	63.02%	59.20%
Book Value per Basic Share (EOP)	$5.93	$5.16